Stone Energy today reported its 2001 year-end reserves and preliminary results of its 2001 capital expenditures program. With new reserves of 464.5 Bcfe and utilizing estimated production, before adjustment for the volumetric production payment, Stone increased pre-merger reserves by 94% and reserves per share by 37% at a total estimated cost of $2.05 per Mcfe. The reserve volumes were based upon the recently completed independent engineering reports of its estimated proved oil and gas reserves dated as of December 31, 2001. All cost and production information are based on preliminary estimates subject to Stone's annual audit of its financial statements.

2001 Year-End Proved Reserve Estimates

     The following table includes proved reserve data at December 31, 2001 and 2000. Proved reserve data at December 31, 2000 is shown before and after the impact of Stone's February 1, 2001 merger, which was accounted for as a pooling-of-interests. The oil and gas prices used in the preparation of the reports for both years were based upon the rules and regulations of the Securities and Exchange Commission ("SEC") and accordingly do not reflect the impact of hedges in place.


                                                                              December 31,
                                                         -------------------------------------------------------
                                                                                            2000
                                                                           -------------------------------------

                                                             2001             Post-Merger          Pre-Merger
                                                         --------------    ----------------     ----------------

  Total estimated proved reserves in
    equivalent cubic feet of gas (Bcfe)                      775.0               600.3                400.2

  Estimated proved oil reserves (MMBbls)                      55.4                33.6                 21.3

  Estimated proved gas reserves (Bcf)                        442.7               398.5                272.2

  Present value of estimated future
    pre-tax net cash flows @ 10%
    annual discount ($MM)                                 $1,038.8            $2,941.8             $2,029.4

  Future capital expenditures ($MM)                         $285.6              $249.6               $159.3

  Average oil price at end of period ($/Bbl)                $18.64              $27.30               $28.01

  Average gas price at end of period ($/Mcf)                 $2.79               $9.97               $10.13



     Independent petroleum consultants prepared the reserve estimates presented above in accordance with the guidelines established by the SEC. The adherence to these guidelines limits the booking of proved reserves on successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling.

     At December 31, 2001, 94% of Stone's estimated proved reserves were located in the Gulf Coast Basin and 6% were located in the Rocky Mountains, after a negative revision of 13.6 Bcfe of proved reserves due to low year-end prices. On a post-merger basis, estimated proved reserves were split 89% in the Gulf Coast Basin and 11% in the Rocky Mountains at year-end 2000.

Estimated Production

     Stone's estimated production during 2001 totaled 4.0 million barrels of oil and 68.2 billion cubic feet ("Bcf") of gas or a total of approximately 92.4 Bcfe (89.7 Bcfe before accounting for the volumetric production payment), a 39% increase as compared to pre-merger 2000 production of 66.5 Bcfe. Estimated production during 2001 was derived 96% from the Gulf Coast Basin and 4% from the Rocky Mountains. Based on the independently engineered estimates of proved reserves, and our preliminary estimate of production, Stone's reserve replacement ratio for 2001 was 295% using post-merger 2000 reserves and 518% on a pre-merger basis.

     We believe that our average daily production rate for the first quarter of 2002 will be 295-305 MMcfe, or approximately 18% higher than 2001's average daily rate. The Conoco property acquisition closed December 31, 2001. Our first quarter 2002 estimate includes associated production volumes from the Conoco properties, as well as estimated production from one well at South Pass Block 38 and four wells from our Indigo Project at Vermilion Block 255.

Estimated Costs

         For 2001, we had an overall estimated finding cost of $2.05 per Mcfe of proved reserves, as shown by the following table:

                                                                                         Estimated Cost         Estimated
                                                                     Volumes (Bcfe)           ($MM)           Cost per Mcfe
                                                                     ----------------    ----------------    ----------------
Proved reserves pre-merger December 31, 2000 (1)                          400.2

     Proved reserves added through merger (2)                             200.1              $366.1               $1.83

     Proved reserves added through acquisitions (3)                       208.5               249.7                1.20

     Proved reserves added through capital expenditures:
                  Drilling                                                 71.7               250.7                3.50
                  Facilities                                                 -                 42.6
                  Seismic/other (4)                                          -                 41.0
                                                                     ----------------    ----------------    ----------------
                                 Total                                     71.7               334.3                4.66

     Proved reserve revisions during 2001 (5)                             (15.8)                -
                                                                     ----------------    ----------------

                                 TOTAL FOR 2001                           464.5              $950.1               $2.05

     Proved reserves produced during 2001 (6)                             (89.7)
                                                                     ----------------
Proved reserves December 31, 2001 (1)                                     775.0
                                                                     ================

     (1)  Excludes  4  Bcf  and  1.3  Bcf  at   December   31,  2000  and  2001,
          respectively, related to volumetric production payment

     (2) Cost computed as 7.4 million shares at year-end 2001 stock price of $39.50/share plus $48 million in debt assumed and $25.8 million in
          merger   expenses

     (3) Excludes $63.2 million of estimated costs allocated to unevaluated properties

     (4) Includes $5.6 million of net estimated costs transferred from 2000 unevaluated costs

     (5) Includes 13.6 Bcfe writedown of Rocky Mountain long-life reserves due to low year-end prices

     (6)  Excludes 2.7 Bcfe related to volumetric production payment


     During 2001, we drilled 42 gross exploratory wells representing 73% of our total estimated drilling expenditures. Approximately half of the proved reserves added through the drillbit during 2001 were derived from properties acquired in the merger. We achieved a 52% exploratory drilling success rate and found substantially less reserves at higher costs than we internally forecasted in our pre-drill modeling. Our exploratory drilling results, when combined with the results from the 21 development wells drilled, resulted in a composite drilling success rate of 67% during 2001.

     During 2001, we experienced significant increases in drilling and service costs and rig utilization rates. As the demand for drilling rigs and services grew, the availability of experienced service company personnel diminished. The combination of these factors and our exploratory drilling results contributed to our high 2001 finding cost.

     During 2001, Stone built and installed production platforms and facilities on a number of properties. Additional drilling opportunities from the new structures have been identified, which we believe should benefit future finding costs. The 2001 capital expenditures program also included the acquisition of a substantial volume of new seismic data. A portion of the data purchased during 2001 was utilized in evaluating the property acquisition from Conoco. We believe that this data should provide future benefits in locating prospects on our existing properties and evaluating future acquisition opportunities.

2002 Capital Expenditures Budget

     Stone's 2002 capital expenditures budget is approximately $200 million with which we plan to drill approximately 50 gross wells with an investment of approximately $140 million. A majority of the 2002 budgeted wells are development wells. We have lowered budgeted expenditures and the number of wells planned for 2002 because of lower commodity price expectations and our intent to finance the capital expenditures budget with operating cash flow.

     Currently, 95% of our capital expenditures budget is allocated to Gulf Coast Basin operations, including approximately $35 million earmarked for exploitation  of the recently  acquired  Conoco  properties.  Approximately  $50 million is expected to be invested in workovers, recompletions and the development of proved reserves. Consistent with our budgeting practices, the 2002 capital expenditures budget excludes acquisition costs. We continue to evaluate opportunities that fit our specific acquisition profile.

Hedges

The following table summarizes Stone's hedge positions at January 1, 2002:

                       Gas Puts                     Oil Puts
             -------------------------       ----------------------
                MMbtu/d        Floor           Bbls/d        Floor
             --------------   --------       ----------    --------
  2002          60,000         $3.50           3,500        $24.00


                                     Gas Swaps
                  ------------------------------------------------
                         MMbtu/d                    Price
                  ---------------------    -----------------------
      2002               10,000                    $2.15
      2003               10,000                     2.15

     The 2002 hedged volumes represent approximately 30% of Stone's estimated first quarter 2002 daily production volumes on a gas equivalent basis. The gas swap contracts above are with a subsidiary of Enron Corp. while the put contracts are with parties not related to Enron Corp. As of February 12, 2002, the gas swap contracts were valued as a net liability due an Enron subsidiary totaling $4.7 million. Depending on fluctuations in gas prices, these contracts may create a receivable owed to us from Enron's subsidiary. Based on Enron Corp.'s financial difficulties, there is no assurance that we will receive full or partial payment of any amount that may become owed to us under these contracts.

Conference Call

     Stone has planned a conference call for 3:00 p.m. C.S.T February 14, 2002 to discuss the information in this release. Participants should dial 1-800-213-1352 and request the "Stone Energy Call". If you are unable to participate in the original conference call, a rebroadcast will be available for 24 hours beginning at 5:00 p.m. C.S.T. To access the replay, dial 1-800-633-8284 and request reservation number 20347864. After the 24-hour replay period has elapsed, you may listen to a replay of the call on Stone Energy's web page at www.StoneEnergy.com for a period of approximately one week.

     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains.

     For  additional  information,  contact  James H.  Prince,  Chief  Financial
Officer   at    337-237-0410-phone,    337-237-0426-fax   or   via   e-mail   at
princejh@stoneenergy.com.

     Certain statements in this press release are forward-looking and are based upon Stone Energy's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy's actual results and plans could differ materially from those expressed in the forward-looking statements.